EXHIBIT 99.1

MINDEN BANCORP, INC.
415 MAIN * P. O. Box 797
MINDEN, LOUISIANA 71058-0797
_________________________________
318-377-0523 TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date: For Further Information: February 14, 2005	A. David Evans, President/CEO 318-377-0523 E-mail: mbldavid@shreve.net Or Becky T. Harrell, Treasurer/CFO 318-377-0523 E-mail: mblbecky@shreve.net

MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 4th QUARTER OF
FISCAL 2004, ITS TENTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - February 14, 2005-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended December 31, 2004 of $402,000 or $.30 per diluted share, as compared to net income of $266,000 for the quarter ended December 31, 2003. The $136,000 or 51.1% increase was primarily due to a $123,000 or 13.2% increase in net interest income to $1.1 million for the three months ended December 31, 2004. For the year ended December 31, 2004, net income increased by $200,000 or 17.0% to $1.4 million or $.98 per diluted share as compared to the prior year. The increase during the year 2004 reflected an increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and borrowings. The growth in net interest income was partially offset by increased operating expenses and income tax expense.

Commenting on the quarter and year end results, President and CEO, A. David Evans, stated, “We are very pleased with the continued progress of our bank. The year 2004 just finished was our best ever. Since becoming a publicly owned bank in 2002, we have not only implemented our business plan, but we have exceeded our expectations. With expansion plans for 2005, we will continue to position Minden Bancorp to grow and serve our customers with the best service and the most convenience.”

At December 31, 2004, Minden Bancorp, Inc. had total assets of $107.1 million, a 6.36% increase from total assets of $100.7 million at December 31, 2003. The increase primarily reflected the growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits and borrowings. At December 31, 2004, stockholders’ equity amounted to $18.4 million or $13.79 per share compared to $18.2 million or $13.13 per share at December 31, 2003. Stockholders’ equity increased slightly as the Company used its net income to fund the repurchase of its shares as well as to fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 94 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.mblminden.com.

The Company’s filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.